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                                                                     EXHIBIT 8.2

                 [Letterhead of Wachtell, Lipton, Rosen & Katz]





                                [January , 2002]




Phillips Petroleum Company
Phillips Building
Bartlesville, OK 74004

Ladies and Gentlemen:


            Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of ConocoPhillips, a Delaware corporation ("ConocoPhillips"), relating to the merger (the "Phillips Merger") of P Merger Corp., a Delaware corporation and wholly owned subsidiary of ConocoPhillips, with and into Phillips Petroleum Company, a Delaware corporation ("Phillips"), and the merger of C Merger Corp., a Delaware corporation and wholly owned subsidiary of ConocoPhillips, with and into Conoco Inc., a Delaware corporation (together with the Phillips Merger, the "Mergers").


            We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER -- Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement. In our opinion, such discussion, insofar as it describes the United States federal income tax consequences of the Mergers to the shareholders of Phillips, is accurate in all material respects.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), and we do not thereby deem ourselves experts within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,


dlp/jmh